                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                                TALX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                  (TALX LOGO)

                        NOTICE OF THE ANNUAL MEETING OF
                              THE SHAREHOLDERS OF
                                TALX CORPORATION

                                                             St. Louis, Missouri
                                                                   July 22, 2004

To the Shareholders of TALX Corporation

     The Annual Meeting of the Shareholders of TALX Corporation will be held at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on September 9, 2004. The meeting will begin at 2:00 p.m., St. Louis time. Only holders of record of our Common Stock at the close of business on July 8, 2004 will be entitled to vote for the following purposes:

          1. To elect two directors;

          2. To amend the TALX Corporation Outside Directors' Stock Option Plan to permit awards of up to an aggregate of 12,000 shares of restricted stock annually and to increase the number of shares of common stock available for awards under the Plan;

          3. To ratify the appointment of KPMG LLP as the independent auditor of the Company for the 2005 fiscal year; and

          4. To transact such other and further business, if any, as may be properly brought before the meeting or any adjournment or postponement thereof.

                                          TALX CORPORATION

                                          (WILLIAM W. CANFIELD)
                                          By: William W. Canfield
                                            ------------------------------------
                                            Chairman of the Board, President
                                            and Chief Executive Officer

(THOMAS WERNER)
Thomas C. Werner
Secretary

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                  (TALX LOGO)

                                TALX CORPORATION
                  1850 BORMAN COURT, ST. LOUIS, MISSOURI 63146

                                PROXY STATEMENT

                                    FOR THE
                       ANNUAL MEETING OF THE SHAREHOLDERS
                          TO BE HELD SEPTEMBER 9, 2004

     This proxy statement is furnished to the holders of Common Stock of TALX Corporation (the "Company" or "TALX") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on September 9, 2004, at 2:00 p.m. St. Louis time, and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. Such holders are hereinafter referred to as the "Shareholders." We are first mailing this proxy statement and the enclosed form of proxy to Shareholders on or about July 22, 2004.

     Whether or not you expect to be present in person at the Annual Meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. The shares represented thereby will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Common Stock may be voted only when represented by a properly executed proxy.

     Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The close of business on July 8, 2004 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Annual Meeting of the Shareholders. As of the record date, 13,727,291 shares of Common Stock were outstanding and entitled to be voted at such meeting, with 119 holders of record. Shareholders will be entitled to cast one vote on all matters for each share of Common Stock held of record on the record date.

     A copy of our Annual Report to Shareholders for the fiscal year ended March 31, 2004 accompanies this proxy statement. The Company will provide to any Shareholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended March 31, 2004. Any such request should be directed to TALX Corporation, Investor Relations, 1850 Borman Court, St. Louis, Missouri 63146.

     The solicitation of this proxy is made by our Board of Directors. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by telephone, fax or other means, or personal interview, by directors, officers or regular employees of the Company.

COMMON STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND OFFICERS

     The following table sets forth information regarding the amount of our outstanding Common Stock beneficially owned as of June 9, 2004 by each director and nominee, the Chief Executive Officer and the four other most highly compensated executive officers of the Company in fiscal year 2004 (each a "Named Executive") and all of the directors and executive officers of the Company as a group:

                                                     NUMBER OF SHARES      PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                            BENEFICIALLY OWNED   STOCK OUTSTANDING(1)
--------------------------------------------------  ------------------   ---------------------
William W. Canfield...............................      1,012,422(2)              7.3%
Craig N. Cohen....................................         91,489                   *
Richard F. Ford...................................         34,435(3)                *
L. Keith Graves...................................         55,768(4)                *
Stephen E. Hoffmann...............................          7,148(5)                *
Tony G. Holcombe..................................          2,500                   *
Craig E. LaBarge..................................         20,141(6)                *
Michael E. Smith..................................         85,600(7)                *
Eugene M. Toombs..................................         45,410(8)                *
M. Steve Yoakum...................................         16,982(9)                *
All directors and executive officers as a group
  (10 persons)....................................      1,371,895(10)             9.8%

---------------

  *  Represents beneficial ownership of less than one percent.

 (1) Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

 (2) Includes 10,890 shares owned by Mr. Canfield's spouse and 233,015 shares that Mr. Canfield may acquire upon exercise of options within 60 days after June 9, 2004.

 (3) Includes 4,400 shares owned by Mr. Ford's spouse and 13,196 shares Mr. Ford may acquire upon exercise of options within 60 days after June 9, 2004.

 (4) Includes 39,861 shares that Mr. Graves may acquire upon the exercise of options within 60 days after June 9, 2004.

 (5) Includes 5,500 shares that Mr. Hoffmann may acquire upon the exercise of options within 60 days after June 9, 2004.

 (6) Includes 1,500 shares owned by Mr. LaBarge's spouse and 13,196 shares that Mr. LaBarge may acquire upon the exercise of options within 60 days after June 9, 2004.

 (7) Includes 43,818 shares that Mr. Smith may acquire upon the exercise of options within 60 days after June 9, 2004.

 (8) Includes 13,196 shares that Mr. Toombs may acquire upon the exercise of options within 60 days after June 9, 2004.

 (9) Includes 13,196 shares that Mr. Yoakum may acquire upon the exercise of options within 60 days after June 9, 2004.

(10) Includes 374,978 shares that may be acquired upon exercise of options within 60 days after June 9, 2004.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of our outstanding Common Stock as of June 9, 2004:

                                                         AMOUNT AND NATURE OF   PERCENT OF
         NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP    CLASS(1)
-------------------------------------------------------  --------------------   -----------
William W. Canfield....................................      1,012,422(2)           7.3%
FMR Corp...............................................      1,626,222(3)          11.9%
Janus Capital Corporation..............................      1,142,878(4)           8.4%
Kayne Anderson Rudnick Investment Management LLC.......      1,087,230(5)           8.0%
Barclays Global Investors..............................        851,417(6)           6.2%
Ashford Capital Management, Inc........................        783,655(7)           5.7%

---------------

(1) Percentages are determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Includes 10,890 shares owned by Mr. Canfield's spouse, as to which he shares voting and dispositive power, and 233,015 shares that Mr. Canfield may acquire upon the exercise of options within 60 days after June 9, 2004. Mr. Canfield's address is c/o TALX Corporation, 1850 Borman Court, St. Louis, MO 63146.

(3) Based on Amendment No. 1 to Schedule 13G filed May 10, 2004 by FMR Corp., a parent holding company, on behalf of itself, Edward C. Johnson 3d, chairman of FMR Corp., Abigail P. Johnson, a director of FMR Corp., and Fidelity Management & Research Company, an investment adviser and wholly-owned subsidiary of FMR Corp. FMR Corp. reports that it has sole voting power over 669,491 shares and sole dispositive power over 1,626,222 shares. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4) Based on Amendment No. 2 to Schedule 13G filed February 17, 2004 by Janus Capital Management LLC ("Janus Capital") and Janus Venture Fund, a managed portfolio investment company to which Janus Capital provides investment advice. Janus Capital reports that it has sole voting and dispositive power over all shares, which are owned by various portfolios managed by it or its indirect subsidiaries Bay Isle Financial LLC and Enhanced Investment Technologies LLC. Janus Venture Fund reports that it has sole voting and dispositive power with respect to the 1,021,823 shares (or 7.5%) that it beneficially owns. The address for Janus Capital and Janus Venture Fund is 100 Fillmore Street, Denver, Colorado 80206.

(5) Based on a Schedule 13G filed February 10, 2004 by Kayne Anderson Rudnick Investment Management, LLC ("Kayne"), Kayne reports that it has sole voting and sole dispositive power over all shares. The address for Kayne is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.

(6) Based on a Schedule 13G filed February 17, 2004 by Barclays Global Investors, NA, on behalf of itself, Barclays Global Fund Advisors and various of its bank affiliates. Barclays Global Investors reports that it has sole voting and dispositive power over 625,925 shares. Barclays Global Fund Advisors reports that it has sole voting and dispositive power over 225,492 shares. The address for Barclays Global Investors and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105.

(7) Based on a Schedule 13G filed February 11, 2004 by Ashford Capital Management ("Ashford"), Ashford reports that it has sole voting and dispositive power over all shares. The address for Ashford is P.O. Box 4172, Wilmington, Delaware 19807.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and executive officers, persons who beneficially own more than ten percent of a registered class of our equity securities and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Directors, executive officers, greater than ten percent beneficial shareholders and such other persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

     Based on our review of the Forms 3, 4 and 5 furnished to us, all of the filings for our executive officers and directors and greater than 10% shareholders required under Section 16(a) of the Securities and Exchange Act of 1934 were made on a timely basis in fiscal 2004, except that the following late filings were made with respect to transactions in fiscal 2004 or prior periods:
(i) a Form 4 was filed for each of Messrs. LaBarge, Toombs, Yoakum, Ford and Holcombe reporting late the grant to each of them on May 20, 2004 of stock options pursuant to the TALX Corporation Outside Directors' Stock Option Plan,
(ii) a Form 4 was filed for each of Messrs. Canfield, Graves, Smith and Hoffmann reporting late the grant to each of them on February 26, 2004 of stock options pursuant to the TALX Corporation Amended and Restated 1994 Stock Option Plan,
(iii) a late Form 3 was filed for Mr. Holcombe with respect to the commencement of his position on the Board of Directors, (iv) a Form 4 was filed for Mr. Graves reporting late eight transactions with respect to stock purchases through brokerage automatic dividend reinvestment plans, (v) a Form 4 was filed for Mr. Hoffmann reporting late five transactions with respect to stock purchases through brokerage automatic dividend reinvestment plans, (vi) a Form 4 was filed for Mr. Yoakum reporting late fifteen transactions with respect to stock purchases through brokerage automatic dividend reinvestment plans, (vii) a Form 4 was filed for Mr. Canfield reporting late three transactions with respect to certain gifts of the Company's Common Stock, and (viii) a Form 4 was filed for Mr. Canfield reporting late four derivative transactions.

                           I.  ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Our bylaws provide that no person may be nominated or stand for election as a director if he or she will reach age 70 prior to the commencement of the term for which he or she is to be elected or appointed. At the Annual Meeting of Shareholders, two of our directors are to be elected for terms expiring at the Annual Meeting of Shareholders in 2007, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders is set forth below. Each nominee and director has served in his principal occupation for the last five fiscal years, unless otherwise indicated. Should any nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person as our Board of Directors may recommend. There are no family relationships among any of the executive officers and directors.

     The Board of Directors has determined that each of the Company's directors, other than William W. Canfield, and each member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, is an "independent director" as defined in Rule 4200(a)(15) of the Rules of the National Association of Securities Dealers, Inc. ("NASD"). In addition, the Board of Directors has determined that each member of the Audit Committee is independent within the meaning of Section 10A of the Securities and Exchange Act of 1934, as amended. Each director is expected to attend the Company's Annual Meeting of Shareholders. Five directors attended the Company's 2003 Annual Meeting of Shareholders.

                                                                    SERVED AS
NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS  DIRECTOR SINCE
----------------------------------------------------------------  --------------
TO BE ELECTED FOR A TERM ENDING IN 2007:
Tony G. Holcombe, 48..........................................         2002
  Mr. Holcombe is President of WebMD Envoy, a division of WebMD
  Corporation. WebMD Envoy transmits electronic transactions between healthcare payers and healthcare providers. Mr.
  Holcombe has held this position since December 2003. From
  September 2002 until December 2003, Mr. Holcombe was Chief
  Executive Officer of Valutec Card Solutions, a provider of gift, stored value and loyalty cards to the small business market. From 1997 through September 2002, he was President of the Human Resources Business of Ceridian Corporation, an
  information services company in the human resource, retail and transportation markets. Mr. Holcombe was elected a director in
  December 2002. Mr. Holcombe is also a director of Syniverse
  Technologies. Mr. Holcombe holds a Bachelor of Arts degree from Georgia State University.

Craig E. LaBarge, 53..........................................         1994
  Mr. LaBarge is Chief Executive Officer and President and a
  director of LaBarge, Inc., a publicly held company engaged in the contract engineering and manufacture of sophisticated
  electronic products. Mr. LaBarge has held the position of
  Chief Executive Officer and President since 1991. Mr. LaBarge is also a director of Young Innovations, Inc. Mr. LaBarge
  holds a Bachelor of Science degree from St. Louis University.

TO CONTINUE IN OFFICE UNTIL 2006:
Eugene M. Toombs, 62..........................................         1994
  Mr. Toombs is Chairman, President and Chief Executive Officer
  of MiTek, Inc., which is a global provider of fastening
  devices, software and engineering services to the building components industry. Mr. Toombs has held the position of Chief
  Executive Officer since January 1, 1993. Mr. Toombs holds a
  Bachelor of Science Degree from Fairleigh Dickinson University and an Executive Education Degree from Harvard Business
  School.

                                                                    SERVED AS
NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS  DIRECTOR SINCE
----------------------------------------------------------------  --------------
M. Stephen Yoakum, 51.........................................         1991
  Mr. Yoakum is the Executive Director of The Public School
  Retirement System of Missouri, a position held since June 1,
  2001. From April 1997 through May 2001, he was the Chief
  Operating Officer and a director of Rockwood Capital Advisors,
  L.L.C., a fixed income investment management firm managing tax-exempt assets. Mr. Yoakum holds a Bachelor of Science
  degree in Public Administration from the University of
  Missouri -- Columbia.

TO CONTINUE IN OFFICE UNTIL 2005:
William W. Canfield, 65.......................................         1986
  Mr. Canfield has been President and Chief Executive Officer of the Company since 1987 and has been Chairman of the Board of
  Directors since 1988. Mr. Canfield is also a director of
  Concur Technologies. Mr. Canfield holds a Bachelor of Science degree in Electrical Engineering from Purdue University and an
  MBA degree from Washington University.

Richard F. Ford, 68...........................................         1987
  Mr. Ford is General Partner of Gateway Associates L.P., a
  venture capital management firm he formed in 1984. Mr. Ford is also a director of CompuCom Systems, Inc., Barry-Wehmiller
  Company, D&K Healthcare Resources, Inc., Spartan Light Metal
  Products, Inc. and Stifel Financial Corp. Mr. Ford holds a
  Bachelor of Arts degree in Economics from Princeton
  University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF TONY G. HOLCOMBE AND CRAIG E. LABARGE AS DIRECTORS.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors met nine times during fiscal 2004. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he served during fiscal 2004. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. As a practice, the Company's non-employee directors meet regularly in executive sessions.

  AUDIT COMMITTEE

     The Audit Committee, of which Messrs. Ford, LaBarge (Chairman) and Yoakum are members, met twelve times in the past fiscal year. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with regard to (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditors' qualifications, independence and performance, (4) the performance of the Company's independent auditors, (5) the Company's accounting and financial reporting processes and audits of the Company's financial statements, and (6) the Company's Code of Business Ethics. The Committee is directly responsible and has sole authority for the appointment, compensation, retention, and oversight of the Company's independent auditors and meets with Company management and the independent auditors to (1) review the Company's financial statements contained in the Company's public earnings reports and the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q, (2) review major issues regarding significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, (3) review legal matters that are reasonably likely to have a material effect on the Company's financial statements, (4) review disclosures made by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K or Form 10-Q, and (5) discuss the adequacy and effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting. Messrs. Ford, LaBarge, and Yoakum have been designated by the Board of Directors as the Audit Committee's financial experts, as defined in Item 401(h) of Regulation S-K. The Audit Committee's charter is available on the Corporate Governance section of our website at www.talx.com.

  COMPENSATION COMMITTEE

     The Compensation Committee, of which Messrs. Ford, Holcombe, Toombs (Chairman) and Yoakum are members, held six meetings during the past fiscal year. The Compensation Committee's responsibilities include (1) making recommendations to the Board of Directors with respect to the compensation of the chief executive officer; (2) approving the compensation of corporate officers and approving the annual proxy statement report on executive compensation; and (3) making recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans. See "Compensation Committee Report on Executive Compensation." The Compensation Committee's charter is available on the Corporate Governance section of our website at www.talx.com.

  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Nominating and Corporate Governance Committee, of which Messrs. Holcombe, LaBarge, Toombs and Yoakum (Chairman) are members, held three meetings in the past fiscal year. The committee was originally established as a Nominating Committee in September 2002. In February 2003, the committee added corporate governance responsibilities and changed the name to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee's charter is available on the Corporate Governance section of our website at www.talx.com.

     The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Nominating and Corporate Governance Committee has not adopted set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather each nominee is individually evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. The Nominating and Corporate Governance Committee intends to adopt specific criteria for the selection of new directors to serve on the Board. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee enters into a discussion with that nominee.

     The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the committee deems necessary or appropriate. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at our 2005 Annual Meeting of Shareholders may do so by submitting in writing: (1) the name and address of the shareholder making the recommendation; (2) a representation that the recommending shareholder is a shareholder of record of the Company's stock, including the number of shares owned, the length of period held, and proof of ownership; (3) a description of all arrangements or understandings between the shareholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) a detailed resume describing among other things the candidate's name, age, address, educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.); (5) a supporting statement which describes the candidate's reasons for seeking election to the Board; (6) any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors; (7) any other information that would be useful to the committee in considering the candidate; and (8) the consent of the candidate to serve as a director of the Company if so elected.

     Shareholders should submit potential director candidates to Thomas C. Werner, Secretary. In May or June each year, the committee expects to consider nominees for directors to be elected at our next Annual Meeting of Shareholders. Therefore, in order to be considered for nomination by the Board of Directors and inclusion in our proxy statement, prospective nominee recommendations should be received by the Secretary prior to the first week of April of each year. See "V. Shareholder Proposals" below for a description of bylaw procedures governing shareholder nominations.

DIRECTOR COMPENSATION

     We pay each director an annual retainer of $12,000, a $4,000 additional retainer for serving as Chairman of a Committee, a $1,000 fee for each Quarterly Board meeting attended, a $500 fee for each Committee or Special Board meeting attended in person, and a $250 fee for each Committee or Special Board meeting attended by telephone, plus expenses. Our officers do not receive any additional compensation for serving as members of the Board of Directors or any of its Committees.

     A Special Committee designated by the Board of Directors, of which Messrs. LaBarge, Toombs, and Yoakum are members, held ten meetings during the past fiscal year. The Special Committee oversaw matters relating to securities-related litigation and investigations.

     Pursuant to our Outside Directors' Stock Option Plan (the "Outside Directors' Plan"), adopted in July 1996 and amended in May 2001, each non-employee director receives each year an option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of six years and become exercisable one year after date of grant, provided that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors' Plan), the options will become immediately exercisable. Unexercised options will expire upon the termination of a participant's service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case the personal representative of the participant may exercise any or all of the participant's unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participant's death or termination) or, in the case of a Change in Control, the participant may exercise any or all of the participant's unexercised unexpired options but not after the term of such options. A total of 145,200 shares of Common Stock have been authorized for issuance under the Outside Directors' Plan (after giving effect to all stock dividends and splits). On May 20, 2004, 12,500 options were issued pursuant to the Plan, as amended. A total of 85,160 options have been issued as of June 9, 2004 after giving effect to all stock dividends and splits. Unless earlier terminated by the Board of Directors, the Plan will terminate on July 15, 2006. We are proposing an amendment to the Outside Directors' Plan as described in Proposal II below.

CODE OF BUSINESS ETHICS

     We have adopted a Code of Business Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as directors, officers and employees of the Company. The Code of Business Ethics requires, among other things, that our senior officers avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. The Code of Business Ethics is available on the Corporate Governance section of our website at www.talx.com. We intend to satisfy the disclosure requirements regarding amendments or waivers under Item 10 of Form 8-K by posting such information on our website.

SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

     Our Board of Directors has adopted a policy to provide a process for Shareholders to send written communications to our Board. Any Shareholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, 1850 Borman Court, St. Louis, Missouri 63146:

     - Shareholder's name, number of shares owned, length of period held, and proof of ownership;

     - Name, age, business and residential address of shareholder; and

     - Any individual director or committee to which the shareholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such shareholder communications as he or she deems appropriate and, at least once each year, forward these materials to the Chairman of the Board, any Committee Chair or individual director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials for future reference.

EXECUTIVE OFFICERS

     The following sets forth certain information as of June 9, 2004 with respect to our executive officers. These officers have been appointed to terms that will expire subject to their employment agreements described elsewhere herein.

NAME                                        AGE                   POSITION
------------------------------------------  ---   -----------------------------------------
William W. Canfield.......................  65    Chairman, President and Chief Executive
                                                  Officer
L. Keith Graves...........................  37    Chief Financial Officer and Assistant
                                                  Secretary
Michael E. Smith..........................  60    Vice President -- Marketing

     William W. Canfield, Chairman, President and Chief Executive Officer. For more information about Mr. Canfield, please see the appropriate description above under the above caption "Nominees and Continuing Directors."

     L. Keith Graves, Chief Financial Officer and Assistant Secretary. Mr. Graves was elected Chief Financial Officer and Assistant Secretary in May 2003. He is responsible for accounting and finance, as well as information systems, legal services, human resources and facilities operations. He previously served as Chief Accounting Officer, Managing Director of Finance and Controller. Mr. Graves has been with the Company since 1997. Prior to that, Mr. Graves spent five years with Bank of America (formerly Boatmens Bancshares) as Controller -- Investment Banking Division and three years with KPMG LLP in the Audit Division. Mr. Graves is a CPA and holds a Bachelor of Science degree in Accountancy from the University of Missouri -- Columbia.

     Michael E. Smith, Vice President -- Marketing. Mr. Smith has been Vice President -- Marketing of the Company since 1994. He is responsible for corporate marketing, sales force automated support, sales and service training and marketplace research. Previously, from 1989 to 1994, Mr. Smith had product responsibility for our minicomputer-based interactive voice response system. Mr. Smith holds a Bachelor of Science degree in Mathematics from Southeast Missouri State University.

EXECUTIVE COMPENSATION

     Compensation Summary. The following table sets forth certain summary information for the fiscal years ended March 31, 2004, 2003 and 2002 concerning the compensation paid and awarded to each of the Named Executives during such fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                             ANNUAL COMPENSATION                COMPENSATION
                                ---------------------------------------------   -------------
                                                                 OTHER ANNUAL    SECURITIES      ALL OTHER
                                                                 COMPENSATION    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)(1)      ($)(2)      OPTIONS(#)(3)      ($)(4)
------------------------------  ----   ---------   -----------   ------------   -------------   ------------
William W. Canfield...........  2004   $347,500     $153,450        $  --           25,000        $ 35,300
  Chairman, President and
    Chief                       2003    328,750      247,500           --           50,000          35,400
  Executive Officer             2002    318,316      118,125           --          110,000          35,435
Craig N. Cohen(5).............  2004   $144,000     $ 59,520        $  --               --        $131,600
  Former Executive Vice         2003    191,000      106,000           --           30,000           4,272
  President                     2002    185,491       55,000           --           33,000           4,334
L. Keith Graves...............  2004   $175,000     $ 55,250        $  --           25,000        $  4,744
  Chief Financial Officer and   2003    145,750       80,375           --           23,000           4,561
  Assistant Secretary
Stephen E. Hoffmann(6)........  2004   $220,000     $ 15,500        $  --           17,500        $  4,877
  Former Division President --  2003    202,860       71,000           --           10,000           4,414
  TALX UC eXpress
Michael E. Smith..............  2004   $170,000     $ 52,700        $  --           20,000        $  4,986
  Vice President -- Marketing   2003    138,417       63,600           --           10,000           4,242
                                2002    131,000       41,000           --           11,000           4,050

---------------

(1) Includes performance-based bonuses earned with respect to the reported year, which were paid in the following year, and payments for employee recruitment. The payment of bonuses is at the discretion of the Compensation Committee of the Board of Directors.

(2) We have not included in the Summary Compensation Table the value of incidental personal perquisites furnished to the Named Executives, since such value did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any of such Named Executives.

(3) All amounts have been adjusted to give effect to all stock dividends and splits. Amounts reported for fiscal 2002 and 2003 represent awards granted in the respective year in recognition of the Company's and the individuals' performance in the prior fiscal year. Amounts reported for fiscal 2004 include awards granted April 1, 2003 in recognition of the Company's and the individuals' fiscal 2003 performance, and awards granted February 27, 2004 in recognition of the Company's and the individuals' fiscal 2004 performance.

(4) Represents contributions we made on behalf of the Named Executives under our 401(k) Plan, $35,300 in 2004 for premiums we paid on Mr. Canfield's life insurance policies, and $128,000 payable to Mr. Cohen in monthly installments of $16,000 from January through August 2004 in connection with Mr. Cohen's resignation as an employee and officer of the Company effective December 31, 2003. The separation agreement with Mr. Cohen also provides for certain incidental personal perquisites through August 2004 and provided for continued participation in the Company's Incentive Bonus Plan and Agreement for the 2004 fiscal year.

(5) Mr. Cohen resigned as an employee and executive officer of the Company effective December 31, 2003. See "Employment and Severance Agreements" below.

(6) Mr. Hoffmann resigned as an executive officer effective June 30, 2004, but will continue as our employee until March 26, 2005. See "Employment and Severance Agreements" below.

     Stock Option Awards. The following table presents certain information concerning stock options granted during fiscal 2004 to each of the Named Executives. All amounts have been adjusted to give effect to a 10% stock dividend in October 2001. The exercise price for all of the grants of stock options was the fair market value of the Common Stock on the dates of grant as determined by the Compensation Committee of the Board of Directors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS(1)                     POTENTIAL REALIZABLE
                                   -----------------------------------------------------     $ VALUE AT ASSUMED
                                   NUMBER OF     % OF TOTAL                                 ANNUAL RATES OF STOCK
                                     SHARES       OPTIONS                                  PRICE APPRECIATION FOR
                                   UNDERLYING    GRANTED TO                                    OPTION TERM(2)
                                    OPTIONS     EMPLOYEES IN     EXERCISE     EXPIRATION   -----------------------
NAME                                GRANTED     FISCAL YEAR    PRICE ($/SH)      DATE          5%          10%
---------------------------------  ----------   ------------   ------------   ----------   ----------   ----------
William W. Canfield..............    25,000         4.6%          $19.24       2/27/14      $302,498     $766,590
Craig N. Cohen...................        --           --              --            --            --           --
L. Keith Graves..................    10,000         1.8%           13.20       4/01/13        83,014      210,374
                                     15,000         2.7%           19.24       2/27/14       181,499      459,954
Stephen E. Hoffmann..............     7,500         1.4%           13.20       4/01/13        62,261      157,781
                                     10,000         1.8%           19.24       2/27/14       120,999      306,636
Michael E. Smith.................    10,000         1.8%           13.20       4/01/13        83,014      210,374
                                     10,000         1.8%           19.24       2/27/14       120,999      306,636

---------------

(1) Represents incentive stock options granted pursuant to our 1994 Stock Option Plan. For a description of certain terms of such stock options, see "Shareholder-Approved Equity Compensation -- 1994 Stock Option Plan" below. Includes awards granted April 1, 2003 in recognition of the Company's and the individuals' fiscal 2003 performance, and awards granted February 27, 2004 in recognition of the Company's and the individuals' fiscal 2004 performance.

(2) As required by the rules of the SEC, potential values are stated based on the prescribed assumptions that Common Stock will appreciate in value from the date of grant to the end of the option term at the indicated rates (compounded annually) and therefore are not intended to forecast possible future appreciation, if any, in the price of Common Stock.

     The following table sets forth, for the Named Executives, the number of shares for which stock options were exercised in fiscal 2004, the realized value or spread (the difference between the exercise price and market value on the date of exercise) and the number and unrealized spread of the unexercised options held by each at fiscal year end. All amounts have been adjusted to give effect to all stock dividends and splits.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                          NUMBER OF                         NUMBER OF SHARES UNDERLYING
                           SHARES                      UNEXERCISED OPTIONS AT FISCAL YEAR END
                         ACQUIRED ON       VALUE       --------------------------------------
NAME                      EXERCISE     REALIZED $(1)   EXERCISABLE   UNEXERCISABLE     TOTAL
-----------------------  -----------   -------------   -----------   --------------   -------
William W. Canfield....        --        $     --        184,680        154,596       339,276
Craig N. Cohen.........    56,820         980,041             --             --            --
L. Keith Graves........        --              --         28,608         55,907        84,515
Stephen E. Hoffmann....        --              --          2,000         25,500        27,500
Michael E. Smith.......     3,438          67,887         34,714         38,956        73,670

                            VALUE OF UNEXERCISED IN-THE-MONEY
                              OPTIONS AT FISCAL YEAR-END(2)
                         ----------------------------------------
NAME                     EXERCISABLE   UNEXERCISABLE     TOTAL
-----------------------  -----------   -------------   ----------
William W. Canfield....  $2,319,981      $565,364      $2,885,345
Craig N. Cohen.........          --            --              --
L. Keith Graves........     343,401       307,241         650,642
Stephen E. Hoffmann....      12,080       141,045         153,125
Michael E. Smith.......     521,953       224,054         746,007

---------------

(1) Reflects the difference between the exercise price and the market price on the date of exercise.

(2) Reflects the difference between the exercise price and $21.95 per share, which was the closing price of the Common Stock on March 31, 2004.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth aggregate information regarding the shares of our Common Stock that may be issued under all of our equity compensation plans as of March 31, 2004.

                                     (A)                     (B)                             (C)
                           NUMBER OF SECURITIES TO     WEIGHTED-AVERAGE        NUMBER OF SECURITIES REMAINING
                           BE ISSUED UPON EXERCISE    EXERCISE PRICE OF      AVAILABLE FOR FUTURE ISSUANCE UNDER
                           OF OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   EQUITY COMPENSATION PLANS (EXCLUDING
      PLAN CATEGORY          WARRANTS AND RIGHTS     WARRANTS AND RIGHTS    SECURITIES REFLECTED IN COLUMN(A))(1)
-------------------------  -----------------------   --------------------   -------------------------------------
Equity compensation plans
  approved by security
  holders................         1,812,477                 $14.34                         831,683
Equity compensation plans
  not approved by
  security holders.......            45,375                 $ 4.82                              --
Total....................         1,857,852                 $14.11                         831,683

---------------

(1) 358,126 shares remain available for issuance under the 1994 Stock Option Plan, as amended; 68,132 shares remain available for issuance under the Outside Directors' Plan, as amended; and 405,425 shares remain available for issuance under the 1996 Employee Stock Purchase Plan, as amended.

SHAREHOLDER-APPROVED EQUITY COMPENSATION

     1994 Stock Option Plan. On August 31, 1994, we adopted a stock option plan, which succeeded an earlier plan, that was amended and restated in July 1996 and further amended in September 1998 and September 2000 (the "1994 Stock Option Plan"), with the approval of shareholders. Under the 1994 Stock Option Plan, the Board of Directors may from time to time grant options to purchase up to 3,049,200 shares (after giving effect to all stock dividends and splits) of Common Stock to certain key employees, who will be designated by a committee selected to administer the Plan; 353,184 shares are available for future grants as of June 9, 2004. The purchase price of stock options will not be less than fair market value (110% of fair market value in the case of 10% shareholders), in the case of incentive stock options, or as determined by the committee in the case of non-qualified stock options. The purchase price may be paid in cash or, in the discretion of the committee, shares of Common Stock. Option terms will not be more than ten years (five years in the case of incentive stock options awarded to 10% shareholders). Options vest ratably over five years from the date of grant; provided, that except in the case of death, disability or termination of employment, no option may be exercised at any time unless the optionee is then an employee or an officer or director of the Company or a subsidiary and has been so continuously since the granting of the option. Notwithstanding the foregoing limitations, in the event of a Change in Control (as defined in the 1994 Stock Option Plan), options will become immediately exercisable and remain exercisable during the term thereof, notwithstanding a subsequent termination within twelve months of the date of the Change in Control. Unless earlier terminated by the Board, the 1994 Stock Option Plan will terminate on July 15, 2006.

     1996 Employee Stock Purchase Plan. In July 1996, we established the 1996 Employee Stock Purchase Plan which was amended in September 1998 and September 2000 and amended and restated in May 2001 (the "1996 Employee Stock Purchase Plan" or "ESPP"), with the approval of shareholders, to provide our employees with an opportunity to purchase Common Stock through payroll deductions through periodic offerings to be made during the period from January 1, 1997 to December 31, 2006. A total of 907,500 shares (after giving effect to all stock dividends and splits) of Common Stock were reserved for issuance under the ESPP, and 516,500 shares of such shares have been issued under the ESPP as of June 9, 2004. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

     We generally make one or more periodic offerings, each offering to last three months, provided that a committee of the Board of Directors will have the power to change the duration without shareholder approval, to participating employees to purchase stock under the ESPP. Employees will participate in the ESPP through authorized payroll deductions, which must exceed $20.00 per month but may not exceed 15% of the compensation such employee receives during each offering period or $25,000 in value of stock per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. If a participant ceases his or her payroll deductions, the committee that administers the ESPP may return any cash remaining in the participant's account to the participant or allow such cash to remain in such account to be applied to the purchase of shares at the end of the then current offering period. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock at the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. The committee that administers the ESPP may impose reasonable administrative fees on participants to defray the costs of administering the ESPP. Fees imposed may not exceed the actual administrative costs of the ESPP.

     In addition, we have established a stock option plan for our outside directors. See "Director Compensation" above.

NON-SHAREHOLDER APPROVED EQUITY COMPENSATION

     AGE Investments Warrant. In May 1999, we entered into an agreement with A.G. Edwards & Sons, Inc. under which they provide us with strategic advisory services. Pursuant to that agreement, we issued to AGE Investments, Inc., an affiliate of A.G. Edwards & Sons, Inc., warrants to purchase a total of 45,375 shares (after anti-dilution adjustments) of our Common Stock at an exercise price of $4.82 per share, which vested ratably over three years. The warrants remained unexercised as of June 9, 2004 and expire on May 7, 2007. The warrants provide A.G.E. Investments certain registration rights with respect to the Common Stock it receives upon exercise of the warrants.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     We have entered into employment agreements with William W. Canfield (36 months commencing 1996; $385,000 per year), Craig N. Cohen (24 months commencing 2002; $192,000 per year), L. Keith Graves (12 months commencing 2003; $210,000 per year), Stephen E. Hoffmann (36 months commencing 2002; $220,000 per year) and Michael E. Smith (12 months commencing 1996; $195,000 per year). The date of commencement and initial term of each agreement as well as each individual's current annual base salary is as noted in parenthesis next to each individual's name; the base salary cannot be decreased and is generally increased on an annual basis. As discussed below, Mr. Cohen's employment agreement was terminated effective December 31, 2003 and Mr. Hoffmann's employment agreement was terminated effective June 30, 2004. Each of the remaining employment agreements will automatically be extended annually for an additional one-year period unless prior written notice is delivered to the employee or the Company by the other 90 days prior to the anniversary date of such employment agreement. Such employees are also eligible for a performance bonus based on a formula recommended by a committee of the Board of Directors and approved by the Board of Directors. Each employment agreement contains confidentiality provisions that extend indefinitely after termination of employment as well as non-solicitation and non-competition provisions that extend for one year or more after termination of employment.

     If any of the remaining employment agreements is terminated by the Company without "cause" (as defined in the agreement, but including, without limitation, breach by the employee of the employment agreement) or by the employee for "good reason" (as defined in the agreement, but including, without limitation, breach of the employment agreement by the Company, the reduction of salary, benefits or other perquisites provided to employee under the agreement and failure by the Company to agree to an extension of such employee's employment agreement, we would be obligated to pay the employee his annual base salary plus a bonus (based on his estimated bonus for the year of termination) over the period (the "Continuation Period") which is equal to the original term of his agreement and which period commences on the date of early termination of such employee, and such amount shall be payable ratably over such Continuation Period, as well as to continue his employee benefits over such Continuation Period. However, if any of the remaining employment agreements is terminated by the Company with "cause" or by the employee without "good reason," the employee is only entitled to be paid through the date of his early termination.

     Further, if within 12 months of a "Change of Control" of the Company the employee, under certain circumstances, is terminated or resigns, (a) in the case of Mr. Canfield, he will be entitled to (i) a lump-sum cash payment equal to $1 less than three times an amount equal to the average annual compensation received by Mr. Canfield from the Company reported on his Form W-2 for the five calendar years preceding the calendar year of the Change of Control and (ii) the continuation of certain health insurance benefits for a three-year period, and
(b) in the case of Messrs. Graves and Smith, the executive will be entitled to
(i) a lump-sum cash payment equal to his annual base salary plus, (ii) a lump sum cash payment equal to his anticipated annual bonus (based on his estimated bonus for the year of termination), (iii) the continuation of certain health insurance and other employee benefits for his respective Continuation Period, and (iv) payment for certain outplacement services. Additionally, we have agreed to make certain "gross-up" payments in the event any excise taxes are imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended or replaced, related to the employment agreements.

     The term "Change of Control" shall mean (i) a change of control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date of the agreement, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, or any comparable successor provisions. Without limiting the foregoing, a "Change of Control" shall also include, without limitation, (i) the purchase or other acquisition by any person or group of beneficial ownership of 25% or more of either the then outstanding shares of Common Stock or the combined voting power of our then outstanding voting securities entitled to vote in the election of directors,
(ii) when individuals who, as of the date of the employment agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least two-thirds of the Board of Directors, provided that generally persons who are approved by the incumbent Board will be deemed a member thereof, and (iii) approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of our assets. The employment agreements contain an arbitration provision.

     Mr. Cohen's employment agreement was terminated pursuant to a separation agreement with the Company effective December 31, 2003. Under the agreement, until August 2004, the Company is required to (a) pay Mr. Cohen $16,000 per month, (b) make Mr. Cohen's payments for continuation coverage under the Company's medical and dental plans, (c) pay Mr. Cohen $750 per month for an automobile allowance, and (d) continue Mr. Cohen's eligibility for the fiscal 2004 bonus. In the event that, prior to December 31, 2005, the SEC does not file a complaint against Mr. Cohen alleging violations of certain federal securities laws, or if a complaint is filed but is settled without a finding of liability of, or admission or denial of liability by, Mr. Cohen, the Company also will be required to pay, in a lump sum, the amounts described in (a), (b) and (c) above for the period beginning September 2004 through April 2005. In addition, if either such event occurs prior to December 31, 2004, Mr. Cohen shall remain eligible for the fiscal 2005 bonus.

     Mr. Hoffmann's employment agreement was terminated pursuant to a separation agreement with the Company effective June 30, 2004. Mr. Hoffmann resigned as an executive officer of the Company as of such date, but will continue to be employed by the Company for a transition period until March 26, 2005. During the transition period, Mr. Hoffmann will continue to receive his current salary of $220,000 and benefits granted under standard corporate benefit plans consistent with benefits made available to directors at Mr. Hoffmann's level, but will not be entitled to any payments under the Annual Incentive Compensation Program. Mr. Hoffmann's outstanding options will continue to vest on their current schedules, but no such option may be exercised after March 26, 2005. Mr. Hoffmann is required to continue to comply with the provisions of his existing confidentiality and noncompete agreement with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which is currently comprised of four non-employee directors, administers our executive compensation program. The Compensation Committee works with management to develop our compensation plans and is responsible for determining the compensation of each executive officer and recommending such compensation to the Board of Directors.

     Our executive compensation program is intended to align executive compensation with our business objectives and the executive's individual performance and to enable us to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to our long-term success. In establishing executive compensation, the Compensation Committee is guided by the following principles: (i) the total compensation payable to executive officers should be sufficiently competitive with the compensation paid by other high growth companies of similar size for officers in comparable positions so that we can attract and retain qualified executives, and (ii) individual compensation should include components which reflect both the financial performance of the Company and the performance of the individual.

     The compensation of our executive officers consists of a combination of base salary, bonuses and equity-based compensation. In general, our compensation program attempts to limit increases in salaries and favors bonuses based on operating profit and individual merit. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value and further believes that executive officers can best increase shareholder value by managing our operating profit and by conceiving, developing and positioning the leading products and services in our chosen markets.

     Compensation payments in excess of $1 million to the Chief Executive Officer or the other most highly compensated executive officers are subject to a limitation of deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect compensation to exceed deductibility limits, except potentially with respect to exercises of previously awarded stock options. We expect to seek to qualify future compensation awards under Section 162(m) to the extent practicable while maintaining competitive compensation packages.

     During fiscal 2004, Mr. Cohen resigned as an officer and employee of the Company in accordance with the terms of a separation agreement with the Company. Under the agreement, Mr. Cohen is entitled to receive payments comparable to amounts he would have received had his employment with the Company continued. Specifically, until August 2004, the Company is required to (a) pay Mr. Cohen $16,000 per month, (b) make Mr. Cohen's payments for continuation coverage under the Company's medical and dental plans, (c) pay Mr. Cohen $750 per month for an automobile allowance, and (d) continue Mr. Cohen's eligibility for the fiscal 2004 bonus. In the event that, prior to December 31, 2005, the SEC does not file a complaint against Mr. Cohen alleging violations of certain federal securities laws, or if a complaint is filed but is settled without a finding of liability of, or admission or denial of liability by, Mr. Cohen, the Company also will be required to pay, in a lump sum, the amounts described in (a), (b) and (c) above for the period beginning September 2004 through April 2005. In addition, if either such event occurs prior to December 31, 2004, Mr. Cohen shall remain eligible for the fiscal 2005 bonus.

     Also during fiscal 2004, the Company entered into a separation agreement with Mr. Hoffmann pursuant to which Mr. Hoffmann will continue to be employed by the Company for a transition period until March 26, 2005. During the transition period, Mr. Hoffmann will continue to receive his current salary of $220,000 and benefits granted under standard corporate benefit plans consistent with benefits made available to directors at Mr. Hoffmann's level, but will not be entitled to any payments under the Annual Incentive Compensation Program. Mr. Hoffmann's outstanding options will continue to vest on their current schedules, but no such option may be exercised after March 26, 2005. Mr. Hoffmann is required to continue to comply with the provisions of his existing confidentiality and noncompete agreement with the Company.

BASE SALARY

     The Compensation Committee sets the base salary for executives annually on a subjective basis, based upon a review of published salary survey data for comparable positions at similarly sized companies, historical compensation levels of our executives and the individual performance of the executives in the preceding year. In fiscal 2004, the base salaries of the executive officers were increased at an average rate of 8%. The committee believes that the executive salaries are appropriate for the industry.

MERIT BONUS PROGRAM

     Each year the Compensation Committee adopts management incentive plans for the executive officers, which reflect the Compensation Committee's belief that a portion of each executive officer's compensation should be tied to the achievement of our profit goals and by each executive officer of his individual objectives as determined by the Compensation Committee. The Board of Directors at the beginning of the fiscal year approved merit bonus goals, based upon the operating plan for fiscal 2004. At the end of the year, the Compensation Committee allocated merit bonuses to individual executives, based on the executive's performance relative to his or her performance objectives, which consist of earnings per share, revenue, and gross margin targets. Under the plans, executive officers were entitled to receive an average bonus of approximately 58% of base salary if we achieved our goals for fiscal 2004 and the individual executive met or exceeded his or her objectives. In fiscal 2004, the executive officers earned an average bonus of 31% of base salary, based on the achievement of the targeted goals. These bonuses were paid during fiscal 2005. The committee believes that the executive merit bonuses are appropriate for the industry.

STOCK-BASED COMPENSATION

     Awards of stock options under our stock option plans are intended to closely tie the long-term interests of our executives and our shareholders and to assist in the retention of executives. The Compensation Committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option grant. However, all grants of stock options to our executive officers are ultimately authorized by our full Board of Directors. The Compensation Committee's determination of the size of option grants is generally intended to reflect an executive's position with the Company and his or her contributions to the Company, without regard to his or her existing stock ownership. Options generally have a five-year vesting period to encourage key employees to continue in the employ of the Company. The Compensation Committee reviews the outstanding unvested options of the key executives from time to time and may grant additional options to encourage the retention of key executives. Options for 87,500 shares were granted to executive officers in fiscal 2004, to reward the executive officers for their performance in fiscal 2003 and fiscal 2004 and to establish appropriate incentives for these key executives. The committee believes that the executive stock based compensation is appropriate for the industry.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's compensation generally is based on the same policies and criteria as the other executive officers. Mr. Canfield, who is not a member of the committee, did not participate in deliberations concerning his own compensation or in setting his performance objectives or goals. Mr. Canfield's base salary for 2004 was increased by approximately 9% over his 2003 salary based upon the extent to which we achieved our earnings per share goals in 2003 and the Compensation Committee's view of Mr. Canfield's role in that achievement. Mr. Canfield received a merit bonus of $153,450 in fiscal 2005 in recognition of his performance in fiscal 2004 and a 25,000 stock option award in fiscal 2004 in recognition of his performance in fiscal 2004, including our earnings performance, and to provide proper incentive for future performance.

                                Richard F. Ford
                                Tony G. Holcombe
                           Eugene M. Toombs, Chairman
                                M. Steve Yoakum

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     See "Certain Relationships and Related Transactions" below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Under our articles of incorporation, we are obligated to indemnify and advance expenses of our current and certain former officers and directors under certain circumstances to the fullest extent permitted by

Missouri law, including Mr. William W. Canfield, our Chairman, President and Chief Executive Officer, Mr. Craig N. Cohen, who resigned as our Executive Vice President as of December 31, 2003, and Mr. Richard F. Ford, one of our directors (the "Individual Defendants"), in connection with several lawsuits filed against them and us, and Messrs. Canfield and Cohen in connection with a pending investigation, as described below, subject to their obligations to repay amounts advanced under certain circumstances. Pursuant thereto, we have advanced and will continue to advance certain individual expenses of Messrs. Canfield and Cohen in the investigation and certain joint expenses of Messrs. Canfield, Cohen, Ford and us in the litigation. During fiscal 2004, we advanced an aggregate of $92,905 for individual expenses; such amount does not include joint expenses, as to which there has been no allocation of expenses among defendants.

     On May 29, 2003, plaintiffs in the several pending securities lawsuits filed an Amended Consolidated Complaint ("Amended Complaint"). The Amended Complaint amends the original Complaint by adding allegations pertaining to our December 2002 restatement of financials and expanding the Putative Class Period to include all persons who purchased or otherwise acquired shares of our common stock between April 25, 2001 and November 14, 2002 ("Amended Putative Class Period"). The Amended Complaint alleges, among other things, that certain statements in the registration statement and prospectus for our August 2001 secondary common stock offering, as well as other statements made by us and/or the Individual Defendants during the Amended Putative Class Period, were materially false and misleading because we capitalized instead of expensed $1.6 million related to a patent technology license agreement executed in March 2001; expensed approximately $158,000 in bonus payments to executive officers in the first quarter of fiscal 2002 instead of the fourth fiscal quarter of 2001; improperly recognized revenue and expenses during the Amended Putative Class Period; and miscalculated diluted earnings per share during the Amended Putative Class Period. All of these matters were the subject of our 2002 restatement of financials described in our Form 10-K/A for the year ended March 31, 2002. The Amended Complaint also alleges, as did the original Complaint, that we did not properly account for certain software and inventory, did not reflect certain write-offs, and did not accurately disclose certain business prospects. The Amended Complaint seeks, among other things, an award of unspecified money damages, including interest, for all losses and injuries allegedly suffered by the putative class members as a result of the defendants' alleged conduct and unspecified equitable/injunctive relief as the Court deems proper. On July 30, 2003, the defendants filed a motion to dismiss the Amended Complaint. On September 26, 2003, plaintiffs filed their opposition to the motion to dismiss. On October 29, 2003, defendants filed their reply in support of the motion to dismiss. The Court has not yet ruled on the motion.

     On May 5, 2004 we reached an agreement with the plaintiffs to settle all pending class action lawsuits. The settlement called for payment of $5.75 million, which was made by our insurance carriers and did not impact earnings. There were, however, approximately $500,000 of additional legal costs that were included in expenses for the fourth quarter of the fiscal year 2004. As of the year ended March 31, 2004 we recorded a liability for $5.75 million in accrued expenses and other liabilities representing the amount we owed under the settlement agreement. Additionally, we recorded $5.75 million in prepaid expenses and other current assets representing the amount we expected to receive from our insurance companies. The agreement is subject to certain conditions, including judicial approval, and a potential additional payment depending on the amount of certain claims. We believe that any additional payment, if required, would not be material. However, our expectations are subject to the risks that the court will not approve our class action settlement, that claimants request exclusion from the settlement that hold a larger than anticipated number of shares, or that the claims analysis on which we relied is inaccurate, and a larger than expected number of claims is submitted which could require us to make an additional payment. On May 24, 2004, the court entered an order preliminarily approving the settlement and setting October 6, 2004 as the date for a hearing on final approval of the settlement. In the interim, notice of the settlement will be given to class members, and they will have an opportunity to opt out or to file objections to the settlement. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of the litigation if the settlement is not approved by the court. An unfavorable outcome could have a material adverse impact on our business, financial condition and results of operations.

     As previously disclosed, the Securities and Exchange Commission initially commenced an investigation into our second fiscal quarter 2001 financial results. We are cooperating fully with the investigation. On November 12, 2002, the staff of the Central Regional Office of the Commission sent us a "Wells letter" indicating the staff's plans to recommend to the Commission that it institute an enforcement action against us and two of our executive officers, William Canfield and Craig Cohen (who has resigned from the Company) related to two matters, and requesting that we and such executive officers submit responses to the letter. The Wells letter states that the SEC staff will allege, among other things, that our financial statements were misleading as a result of capitalizing instead of expensing $1.6 million related to a patent technology license agreement executed in March 2001 and expensing approximately $158,000 in bonus payments to executive officers in the first quarter of fiscal 2002 instead of the fourth fiscal quarter of 2001. Those items are among those that are the subject of our prior restatement, as disclosed in our Form 10-K/A for the year ended March 31, 2002. We and the individuals have filed separate responses to the Wells letter. Since the time of the Wells submissions, the Commission is continuing its investigation of our accounting for certain items, including those which were the subject of the restatements discussed in our Form 10-K for the year ended March 31, 2004. The remedies the Commission may consider, if appropriate, include an injunction against us and the individuals and an officer and director bar and disgorgement and civil money penalties against us and/or the individuals.

     In the settlement of the civil suit referred to above, we released our insurance providers from related claims against our applicable insurance policies. Any fines or penalties assessed by the SEC against us, along with any further defense costs incurred by us in connection with the SEC investigation, either on our own behalf or as indemnification on behalf of William W. Canfield or Craig N. Cohen, and any future related litigation will be borne by us and will not be covered by insurance. In addition, to the extent we are required to indemnify Messrs. Canfield or Cohen against any fines or penalties assessed against either of them, those amounts will be borne by us and not be covered by insurance. The application of any of the foregoing remedies, or the commencement of any regulatory proceeding or enforcement action, could harm our business and financial condition.

     James W. Canfield, the son of our Chairman, President and Chief Executive Officer, is employed in a non-executive position with our Company as the Director of ePayroll business development. Mr. Canfield has a current annual salary of $107,000 and is eligible for a bonus of approximately $32,000 based upon certain performance goals. This bonus can decrease or increase based on the percentage achievement of these performance goals. Mr. Canfield is also eligible annually for an award of stock options. Both the bonus and stock option awards are granted under standard corporate compensation plans and are consistent with payments made to other director level managers. For fiscal 2004, Mr. Canfield received $95,400 in salary, $5,580 in bonus, and 2,000 stock options for his services to the Company. Additionally, during fiscal year 2004, Mr. Canfield was awarded 5,000 stock options for fiscal year 2004.

AUDIT COMMITTEE REPORT

     Three non-employee directors comprise the audit committee. All are independent as defined in Rule 4200(a)(14) of the Rules of the NASD. The Board of Directors has adopted a written charter for the Audit Committee. Messrs. Ford, LaBarge, and Yoakum have been designated by the Board of Directors as the Audit Committee's financial experts, as defined in Item 401(h) of Regulation S-K.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the advice and assurances of independent auditors. Our independent auditors are responsible for performing an audit of the Company's consolidated financial statements in accordance with standards of the Public Accounting Oversight Board (United States) and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The independent auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

     We have reviewed and discussed the Company's audited financial statements for the year ended March 31, 2004, as well as the restated audited financial statements for the years ended March 31, 2003 and 2002, with management and have discussed with KPMG LLP, independent registered public accounting firm and the independent auditors for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements. We have been advised of the content of, and have received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with KPMG LLP its independence.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to herein and in the charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2004 to be filed with the Securities and Exchange Commission.

                                Richard F. Ford
                           Craig E. LaBarge, Chairman
                               M. Stephen Yoakum

PERFORMANCE GRAPH

     The following graph sets forth a comparison for the period beginning March 31, 1999 and ending March 31, 2004, of the cumulative total return on a $100.00 investment in our Common Stock, based on the market price of the Common Stock, with the cumulative total return, assuming reinvestment of dividends, on an investment of $100.00 for the same period in companies on the Nasdaq Stock Market (U.S.) and on the Nasdaq Computer and Data Processing Index. The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of our Common Stock and are not intended to forecast or be indicative of future performance of the Common Stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG TALX CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                              (PERFORMANCE CHART)

--------------------------------------------------------------------------------
                        3/99      3/00      3/01      3/02      3/03      3/04
--------------------------------------------------------------------------------
 TALX Corporation      100.00    292.31    628.92    450.58    370.51    629.10
 NASDAQ Stock Market
  (U.S.)               100.00    198.50     76.58     59.96     49.22     76.27
 NASDAQ Computer and
  Data Processing      100.00    179.71     65.58     66.37     47.31     66.28

---------------

* $100 invested on 3/31/99 in stock or index -- including reinvestment of dividends. Fiscal year ending March 31.

     The information set forth above in the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

                     II.  AMENDMENT OF THE TALX CORPORATION
                      OUTSIDE DIRECTORS' STOCK OPTION PLAN

     We have proposed a second amendment to the Company's Outside Directors' Stock Option Plan (prior to the second amendment, the "Plan") (i) to permit discretionary awards of up to an aggregate of 12,000 shares of restricted stock each year and (ii) to increase the number of shares authorized under the Plan by 50,000 for purposes of awarding such restricted stock. The Board of Directors originally adopted the Plan on July 12, 1996 and, on July 26, 1996, the shareholders of the Company approved the Plan. A first amendment to the Plan was adopted by the Board of Directors on May 15, 2001. The proposed second amendment to the Plan is subject to shareholder approval.

     Pursuant to the Plan, each non-employee director currently receives each year an option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date.

     The amended Plan would permit awards to non-employee directors of up to an aggregate of 12,000 shares of restricted stock per year. Shares of restricted stock will be awarded only upon the recommendation of the Compensation Committee, subject to approval of the Board of Directors. The Compensation Committee's recommendation would be discretionary, based on the individual performance and participation of each eligible director. The amended Plan would increase the number of shares currently authorized for issuance under the Plan to 195,200, an increase of 50,000 shares. The additional 50,000 shares would be allocated for awards of restricted stock. The Board of Directors believes that amending the Plan to permit discretionary awards of restricted stock and to increase the number of shares available to permit such awards is appropriate and will enhance the ability of the Company to continue to reward and provide incentives to its outside directors. Presently, the total number of shares represented by options granted and outstanding and shares available for future grants (if ultimately issued) represent approximately 1.1% of the Company's current shares outstanding. If the amendment is approved, the total number of shares represented by options granted and outstanding and shares available for future grants (if ultimately issued) will represent approximately 1.4% of the Company's current shares outstanding.

     The principal features of the Plan, as amended, are described below. The full texts of the Plan and all amendments thereto are set forth in Exhibit A to this proxy statement. The following summary of the material features of the amended Plan is qualified in its entirety by reference to the text of the Plan.

DESCRIPTION OF THE AMENDED PLAN

     The amended Plan provides for benefits to be awarded to our outside directors in the form of stock options and restricted stock. Pursuant to the amended Plan, each non-employee director will continue to receive on April 1 of each year an option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. The options have a term of six years and become exercisable one year after date of grant, provided that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors' Plan), the options will become immediately exercisable. Unexercised options will expire upon the termination of a participant's service as a director of the Company, unless such termination was by reason of death or disability, in which case the personal representative of the participant may exercise any or all of the participant's unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participant's death or termination), or subsequent to a Change in Control, in which case the participant may exercise any or all of the participant's unexercised unexpired options but not after the term of such options.

     Presently, a total of 145,200 shares of Common Stock have been authorized for issuance under the Plan (after giving effect to all stock dividends and splits). On May 20, 2004, 12,500 options were issued pursuant to the Plan, as amended. A total of 85,160 options have been issued as of July 9, 2004 after giving effect to all stock dividends and splits. Unless earlier terminated by the Board of Directors, the Plan will terminate on July 15, 2006. The amended Plan increases the total number of shares authorized for issuance by 50,000, for a total of 195,200. The additional 50,000 shares would be allocated for awards of restricted stock.

     The amended Plan also would permit the Board of Directors to award non-employee directors up to an aggregate of 12,000 shares of restricted stock each year, upon the recommendation of the Compensation Committee. Although it is currently contemplated that each eligible director would be awarded an equal number of shares of restricted stock, the Compensation Committee may recommend that one or more eligible directors receive a greater number of shares based on outstanding performance.

     Shares of restricted stock vest ratably over a period of three years. Unvested shares of restricted stock will be forfeited upon the termination of a participant's service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case any unvested shares of restricted stock will automatically vest.

     If any benefit expires or is terminated, cancelled or forfeited, the shares covered by such benefit will be added back to the shares available for use under the Plan.

     If the Common Stock of the Company is changed by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, then the number and class of shares available for grants, the number of shares subject to any outstanding awards and the price thereof will be appropriately adjusted.

NEW PLAN BENEFITS

     Prior to this amendment to the Plan, the Plan provided for a fixed award each year to each of our non-employee directors of an option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The second amendment to the Plan adds a discretionary grant of restricted stock to this fixed option grant. Non-qualified stock options and restricted stock are the only forms of benefits that may be granted under the amended Plan. The total awards to be received by individual participants under the amended Plan are not determinable because our Compensation Committee determines the amount and nature of any restricted stock award under the amended Plan in the Committee's sole discretion at the time of grant. In addition, the value of awards of options or restricted stock is dependent upon a number of factors, including the value of our Common Stock on future dates and the exercise decisions of participants. As a result, the benefits that might be received by participants receiving grants under the amended Plan are not determinable. For similar reasons, we cannot determine the value of options or the number or value of shares of restricted stock that would have been granted to our non-employee directors during fiscal 2004 under the amended Plan. There are currently five participants in the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Stock Options. No income will be realized by a participating director on the grant of a stock option, and the Company will not be entitled to a deduction at such time. Upon the exercise of a non-qualified option, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. The Company generally will be entitled to a deduction equal to such excess amount in the year of exercise.

     Restricted Stock. Unless a timely Section 83(b) election is made, as described in the following paragraph, a participating director generally will not recognize taxable income upon the grant of restricted stock because the restricted stock generally will be nontransferable and subject to a substantial risk of forfeiture. A participating director will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture of the shares of Common Stock or the transfer restrictions lapse. The amount recognized will be equal to the difference between the fair market value of the shares at the time the restrictions lapse and the original purchase price paid for the shares, if any. If a timely Section 83(b) election has not been made, any dividends received with respect to Common Stock subject to the restrictions will be treated as additional compensation income and not as dividend income.

     A participating director may elect, pursuant to Section 83(b) of the Internal Revenue Code ("Code"), to recognize as ordinary income the fair market value of the restricted stock upon grant, notwithstanding that the restricted stock would otherwise not be includable in gross income at that time. If the election is made within

30 days of the date of grant, then the director would include in gross income an amount equal to the difference between the fair market value of the restricted stock on the date of grant and the purchase price paid for the restricted stock, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the director. If the Section 83(b) election is made, the director's holding period for capital gains begins just after the date of grant.

     The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the participating director then forfeits the restricted stock, the director may not deduct as a loss the amount previously included in gross income. A participating director's tax basis in shares of restricted stock received will be equal to the sum of the amount (if any) the director paid for the common stock and the amount of ordinary income recognized by the Participant as a result of making Section 83(b) election or upon the lapse of the restrictions. Unless a Section 83(b) election is made, the director's holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the restrictions on the shares lapse. In general, the Company will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by a participating director with respect to shares of restricted stock. If, subsequent to the lapse of the restrictions on the shares, the director sells the shares, the difference, if any, between the amount realized from the sale and the tax basis in the shares of the director will be taxed as a capital gain or capital loss.

     The foregoing statement is only a summary of certain federal income tax consequences of the amended Plan and is based on the Company's understanding of present federal tax laws and regulations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE OUTSIDE DIRECTORS' STOCK OPTION PLAN.

           III.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG LLP was the auditing firm for the fiscal year ended March 31, 2004, and we have selected this firm as auditors for the year ending March 31, 2005. Although we are not required to submit this appointment to a vote of the shareholders, the Board continues to believe it is appropriate as a matter of policy to request that the shareholders ratify the appointment of KPMG LLP as principal independent auditors. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and consider whether to retain KPMG LLP or appoint another auditor. Even if the appointment is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

     KPMG LLP has advised us that no material relationship exists between KPMG LLP or any of its partners and the Company and that it is independent from us in all respects. The Audit Committee of the Board of Directors has considered the non-audit services provided to the Company by KPMG LLP and believes such are compatible with maintaining such firm's independence. A representative of KPMG LLP is expected to be present at the 2004 Annual Meeting to respond to appropriate questions and to make a statement if such representative so desires.

     Audit Fees. The aggregate fees billed by KPMG LLP in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2003 and 2004; the review of quarterly financial statements included in our Forms 10-Q for such periods; the restatement of our financial results and related SEC investigation; and the acquisition of substantially all of the assets and assumption of certain of the liabilities of the unemployment compensation, employment verification and pre-applicant screening businesses of Sheakley-Uniservice, Inc. and its wholly owned subsidiary, Sheakley Interactive Services, LLC were $444,250 and $339,000 in fiscal years 2003 and 2004, respectively.

     Audit-Related Fees. The aggregate fees billed by KPMG LLP in connection with audit-related services during fiscal years 2003 and 2004 totaled $9,000 and $56,000, respectively, and included services in conjunction with our employee benefit plans in 2003 and assistance with our compliance with Sarbanes-Oxley section 404 in 2004.

     Tax Fees. The aggregate fees billed by KPMG LLP for tax services during the years ended March 31, 2003 and 2004 were $79,000 and $111,000, respectively.

     Financial Information Systems Design and Implementation Fees. KPMG LLP did not provide any financial information systems design and implementation services to us during the fiscal years ended March 31, 2003 and 2004.

     All Other Fees. KPMG LLP did not provide any other services to us during the years ended March 31, 2003 and 2004.

     A copy of the Company's pre-approval policies and procedures is set forth in Exhibit B to this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF SUCH APPOINTMENT.

                                  IV.  VOTING

     The affirmative vote of the holders of a majority of the shares of our Common Stock entitled to vote which are present in person or represented by proxy at the 2004 Annual Meeting of Shareholders is required to elect a director, to amend the TALX Corporation Outside Directors' Stock Option Plan, to ratify the appointment of independent auditors and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of the nominees for election as directors, proxies which are marked "abstain" with respect to the ratification of the appointment of the independent auditors, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominees, against the amendment of the TALX Corporation Outside Directors' Stock Option Plan, against the ratification of the appointment of the independent auditors and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the amendment of the TALX Corporation Outside Directors' Stock Option Plan, FOR the ratification of the appointment of the independent auditors and in the discretion of the persons named as proxies on such other business as may properly come before the meeting or any adjournment or postponement thereof.

     We know of no other matters to come before the meeting. However, if any other matters properly come before the meeting or any postponement or adjournment thereof, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                           V.  SHAREHOLDER PROPOSALS

     We must receive proposals of Shareholders, intended to be presented at the 2005 Annual Meeting, currently scheduled to be held on September 1, 2005, by April 1, 2005 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

     In order for a Shareholder to nominate a candidate for director, under our Bylaws, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 90 nor more than 120 days before the first anniversary of the preceding year's annual meeting (or between May 12, 2005 and June 11, 2005 for the 2005 Annual Meeting of Shareholders); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the Shareholder must give such notice not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered later if the number of directors to be elected to the Board of Directors is increased. The Shareholder filing the notice of nomination must describe various matters as specified in our Bylaws, including such information as name, address, occupation, and number of shares held.

     In order for a Shareholder to bring other business before a Shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore and other matters specified in our Bylaws. The Board or the presiding officer at the Annual Meeting of Shareholders may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in our proxy statement.

     In each case the notice must be given to the Secretary of the Company, whose address is 1850 Borman Court, St. Louis, Missouri 63146. Any Shareholder desiring a copy of our Restated Articles of Incorporation, as amended, or Bylaws will be furnished a copy without charge upon written request to the Secretary.

HOUSEHOLDING OF PROXIES

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

     Once you have received notice from your broker or the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to TALX Corporation, Attention: Investor Relations, 1850 Borman Court, St. Louis, MO 63146 or by telephoning 314-214-7224.

     If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to our Investor Relations, 1850 Borman Court, St. Louis, MO 63146 or by telephoning 314-214-7224.

     If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to our Investor Relations, 1850 Borman Court, St. Louis, MO 63146 or by telephoning 314-214-7224.

MISCELLANEOUS

     Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

                                          By Order of the Board of Directors

                                          (THOMAS WERNER)
                                          Thomas C. Werner, Secretary

St. Louis, Missouri
July 22, 2004

             TALX CORPORATION OUTSIDE DIRECTORS' STOCK OPTION PLAN

                                   SECTION I.

                                    PURPOSE

     The purpose of this Plan is to provide an incentive which will motivate and reward "Outside Directors" of the Company and promote the best interests and long term performance of the Company by encouraging the ownership of the Company's stock by such "Outside Directors". None of the options granted pursuant to this Plan will qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"). This Plan is not intended to preclude the use of Common Stock for other compensation purposes in line with the needs and objectives of the Company.

                                  SECTION II.

                                  DEFINITIONS

     A. "Board of Directors" means the board of directors of the Company.

     B. "Common Stock" means shares of the common stock (including treasury stock) of the Company.

     C. "Company" means TALX Corporation, a Missouri corporation, or any successor thereto.

     D. "Disability" means inability of a Participant to perform his or her duties as an Outside Director by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     E. "Fair Market Value," as of a given date, means the last price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System on such given date or, if none, on the last day preceding such given date on which a sale of the Common Stock was so reported.

     F. "Outside Director" means a person who is a member of the Board of Directors but who is not an employee of the Company or any subsidiary of the Company.

     G. "Participant" means an Outside Director who is granted a stock option hereunder.

     H. "Plan" means this TALX Corporation Outside Directors' Stock Option Plan.

                                  SECTION III.

                                     STOCK

     The total amount of stock which may be either granted or sold under this Plan shall not exceed 80,000 shares of the Company's Common Stock (as adjusted for the proposed 1-for-3.5 reverse stock split). If an option expires or is terminated or surrendered without having been fully exercised, the unpurchased shares of Common Stock subject to the option shall again be available for the purposes of this Plan.

                                  SECTION IV.

                                  ELIGIBILITY

     Stock options may be granted under the Plan only to Outside Directors.

                                   SECTION V.

                                 STOCK OPTIONS

     A. Grant of Options. Each Outside Director shall be granted an option to purchase 1,500 shares of Common Stock (as adjusted for the proposed 1-for-3.5 reverse stock split) on April 1 of each year.

                                      Ex-A-1

     B. Option Price. The purchase price of the Common Stock under each option granted hereunder shall be equal to one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of the grant of the option.

     C. Term and Exercise of Options. The term of each option shall be six (6) years from the date of granting thereof. Each option shall be exercisable in full on the first anniversary date of the granting thereof; provided, however, that except as provided in Subsection E of this Section, no option may be exercised at any time unless the Participant is then an Outside Director and has been so continuously since the granting of the option, and provided further, that in the event of a Change in Control (as hereinafter defined), the option holder will be entitled to purchase, at any time thereafter and during the term thereof, the entire number of shares to which the option relates.

          The term "Change in Control" shall mean:

          (i) The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors in any transaction or series of transactions; or

          (ii) When individuals who, as of June 30, 1996, constitute the Board (the "Continuing Directors"), cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Paragraph, considered as though such person were a Continuing Director; or

          (iii) Approval by the stockholders of the Company of (a) a reorganization, merger or consolidation with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities, or (b) a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company; or

          (iv) Any other event that a majority of the Continuing Directors, in their sole discretion, shall determine constitutes a Change in Control.

     D. Non-Transferability of Options. Each option granted under this Plan shall by its terms be non-transferable by the Participant other than by will or the laws of descent and distribution. An option may be exercised, during the lifetime of the Participant, only by the Participant.

     E. Termination of Service. Any option not exercised prior to the termination of a Participant's service as a Director of the Company shall expire. Notwithstanding the foregoing:

          1. If a Participant's employment is terminated by reason of death, the personal representative of the Participant may exercise any or all of the Participant's unexercised unexpired options provided such exercise occurs within twelve (12) months of the date of the Participant's death, but not after the term of the option;

          2. If a Participant's service is terminated by reason of Disability, the Participant (or the personal representative of the Participant if the Participant has died) may exercise any or all of the Participant's unexercised unexpired options, provided such exercise is within twelve (12) months of the date of the Participant's termination but not after the term of the option; and

                                      Ex-A-2

          3. If a Participant's service is terminated following a Change in Control, the Participant may exercise any or all of the Participant's unexercised unexpired options, but not after the term of the option.

     F. Payment of Option Price. The purchase price is to be paid in full upon the exercise of an option, either (1) in cash, (2) in shares of Common Stock having a Fair Market Value equal to the cash exercise price of the option being exercised, or (3) by any combination of the payment methods specified in clauses
(1) and (2) hereof; provided, however, that (a) shares of Common Stock tendered in payment must be either shares owned by the Participant and registered in the Participant's name and may not include shares of Common Stock acquired by the Participant through exercise of an option granted less than six months prior to the date of exercise of the option being exercised. The proceeds received by the Company upon exercise of an option are to be added to the general funds of the Company, if cash, or to the shares of the Common Stock held in treasury, if shares of Common Stock, and used for the corporate purposes of the Company.

                                  SECTION VI.

                           EFFECT OF CHANGE IN STOCK

     Notwithstanding any other provision in the Plan, if there is any change in the Common Stock of the Company by reason of stock dividends, spinoffs, split ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares and the like (other than the proposed 1-for-3.5 reverse stock split), the number and class of shares available for grants of options and the number of shares subject to any outstanding options, and the price thereof, as applicable, shall be appropriately adjusted by the President of the Company.

                                  SECTION VII.

                            AMENDMENT OR TERMINATION

     Unless this Plan shall theretofore have been terminated as hereinafter provided, this Plan shall terminate, and no stock option shall be granted hereunder, after ten (10) years from the date of its adoption by the Board of Directors. Any option outstanding at the termination of this Plan shall continue in full force and effect in accordance with its terms and shall not be affected by such termination of this Plan. The Board of Directors of the Company may, at any time prior to that date, terminate this Plan or make such modifications of the Plan as it may deem advisable; provided, however, that, if approval by shareholders of the Company of any amendment is required to comply with the requirements of Rule 16b-3 or other applicable requirement, such amendment shall be subject to stockholder approval.

                                 SECTION VIII.

                                  WITHHOLDING

     The Company, at the time any distribution is made under this Plan, whether in cash or in shares of stock, may withhold from such payment any amount necessary to satisfy any federal and state income tax withholding requirements with respect to such distribution. Such withholding may be in cash or in shares of stock.

                                  SECTION IX.

                                 MISCELLANEOUS

     A. Rights to Continued Service. Nothing in this Plan or in any option granted pursuant to this Plan shall confer on any individual any right to continue as an Outside Director.

     B. Investment Undertakings. Until and unless the issuance of shares of Common Stock pursuant to this Plan shall have been registered pursuant to the Securities Act of 1933 and applicable state securities laws, each Participant acquiring shares of Common Stock under this Plan may be required, as a condition precedent
                                      Ex-A-3
to such issuance, to execute and deliver to the Company a letter or certificate containing such investment representations, agreements restricting sale (including, without limitation, provision for stop transfer orders and restrictive legend on stock certificates) and confirmation of other relevant facts to support any exemption from the registration requirements under the Securities Act of 1933 and such state securities laws on which the Company intends to rely, all as shall be deemed reasonably necessary by counsel for the Company and in such form as such counsel shall determine.

                                   SECTION X.

                           EFFECTIVENESS OF THE PLAN

     The Plan will be effective upon adoption by the Board of Directors of the Company, subject, however, to its approval by the shareholders of the Company given within 12 months after the date the Plan is adopted by the Board of Directors, at a regular meeting of the shareholders or at a special meeting of the shareholders duly called and held for such purpose, or by written consent of the shareholders, and subject further to completion of the Company's initial public offering of its common stock within 12 months from the date the Plan is adopted by the Board of Directors.

     The foregoing Plan was adopted by the Board of Directors of the Company on July 26, 1996, and approved by the shareholders of the Company on July 26, 1996.

                                          TALX CORPORATION

                                          By:    /s/ WILLIAM W. CANFIELD
                                            ------------------------------------

                                      Ex-A-4

                               AMENDMENT NO. 1 TO
             TALX CORPORATION OUTSIDE DIRECTORS' STOCK OPTION PLAN

     On May 15, 2001, the Compensation Committee of the Board of Directors reviewed and approved a special stock option award to Outside Directors of 1,000 shares effective May 1, 2001 at the closing price of the stock on that date and an adjustment to the annual award to 2,500 shares. The Board of Directors approved all recommendations of the Compensation Committee on May 15, 2001.

                                      Ex-A-5

            SECOND AMENDMENT TO TALX CORPORATION OUTSIDE DIRECTORS'
                               STOCK OPTION PLAN

     WHEREAS, TALX Corporation ("Company") adopted the TALX Corporation Outside Directors' Stock Option Plan ("Plan"); and

     WHEREAS, the Company retained the right to amend the Plan pursuant to
Section VII thereof; and

     WHEREAS, the Company desires to amend the Plan to permit the award of restricted stock to outside directors of the Company;

     NOW, THEREFORE, effective as of July 13, 2004, the Plan is amended as follows:

     1. Section 2 G is revised to read as follows:

          "Participant" means an Outside Director who is granted a stock option or restricted stock.

     2. The following sentence is added at the end of Section III:

          In addition to the foregoing, there shall also be available 50,000 shares of the Company's Common Stock for the grant of restricted stock. Any shares of restricted stock which are forfeited shall again be available for the grant of restricted stock.

     3. Section IV is amended to read as follows:

          Stock options and restricted stock may be granted under the Plan only to Outside Directors.

     4. Sections VI through X are renumbered Sections VII through XI, respectively.

     5. A new Section VI is added to read as follows:

          SECTION VI.  RESTRICTED STOCK

             A. Grant of Restricted Stock. Upon the recommendation of the Compensation Committee of the Board of Directors, the Board of Directors may award Outside Directors a total of not more than 12,000 shares of restricted stock per year.

             B. Vesting of Restricted Stock. A Participant who is awarded shares of restricted stock shall become vested in such stock in an amount equal to 1/3 the number of shares subject to such award for each year of service as an Outside Director following the award of such restricted stock with 100% vesting after 3 years of such service. Notwithstanding the foregoing, in the event of a Change in Control, or a Participant's termination of service as an Outside Director on account of death or Disability, the Participant (or the Participant's beneficiary if the Participant has died) shall become 100% vested in such shares of restricted stock.

             C. Termination of Service. If a Participant who has been awarded restricted stock terminates service as an Outside Director for reasons other than death or Disability, he or she shall forfeit all shares of restricted stock not then vested.

     6. The following is added at the end of Section XI:

          The Second Amendment to the Plan was adopted on July 13, 2004 and shall become effective upon approval of the shareholders within one year after such adoption. If such approval is not given, the Second Amendment shall be void and of no further force or effect.

                                      Ex-A-6

     IN WITNESS WHEREOF, the foregoing Second Amendment was adopted on July 13, 2004.

                                          TALX CORPORATION

                                          By:    /s/ WILLIAM W. CANFIELD
                                            ------------------------------------

                                      Ex-A-7

                                AUDIT COMMITTEE

                            SERVICES APPROVAL POLICY

STATEMENT OF PRINCIPLES

     The Audit Committee (the "Audit Committee") of the Board of Directors of TALX Corporation (the "Company") is required to approve the audit and non-audit services performed by the Company's independent auditor in order to assure that the provision of such services do not impair the auditor's independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific approval by the Audit Committee.

     The appendix to this Policy describes the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is twelve (12) months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be performed by the Company's independent auditor will be established periodically by the Audit Committee.

DELEGATION

     The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to management. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

     The Audit Committee does not need to pre-approve non-audit services under the following conditions (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent (5%) of the total amount of revenues paid by the Company to the accounting firm during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the Audit Committee's attention and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

AUDIT SERVICES

     The annual Audit services engagement terms and fees will be subject to the specific approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

     In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee may pre-approve the Audit services listed in Appendix A periodically. All Audit services not listed in Appendix A must be separately approved by the Audit Committee.

AUDIT-RELATED SERVICES

     Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and may pre-approve the Audit-related services listed in Appendix A periodically. All Audit-related services not listed in Appendix A must be separately approved by the Audit Committee.

                                      Ex-B-1

TAX SERVICES

     The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor's independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee may pre-approve the Tax services listed in Appendix A periodically. All Tax services not listed in Appendix A must be separately approved by the Audit Committee.

ALL OTHER SERVICES

     The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee may pre-approve the All Other services listed in Appendix A periodically. Permissible All Other services not listed in Appendix A must be separately approved by the Audit Committee.

     A list of the SEC's prohibited non-audit services is attached to this policy as Exhibit 1. The SEC's rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

PRE-APPROVAL FEE LEVELS

     Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate approval by the Audit Committee.

APPROVAL PROCEDURES

     All requests or applications to provide services that do not require separate pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the prior pre-approval of the Audit Committee and whether the fees for such services fall within the range of fees approved by the Audit Committee for such services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

     If, subsequent to the pre-approval of scheduled services by the Audit Committee, the Company would like to engage the independent auditor to perform a service not included on the existing pre-approval schedule, a request should be submitted to the General Counsel and Chief Financial Officer. If they determine that the service can be performed without impairing the independence of the auditor, then a discussion and approval of the service will be included on the agenda for the next regularly scheduled Audit Committee meeting. If the timing for the service needs to commence before the next Audit Committee meeting, the Audit Committee Chair, or any other member of the Audit Committee designated by the Audit Committee, can provide separate pre-approval.

     Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee, or the designated member(s), by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. With respect to each such request or application, the independent auditor will also provide back-up documentation, which will be provided to the Audit Committee, or the designated member(s), regarding the specific services to be performed.

                                      Ex-B-2

MONITORING RESPONSIBILITY

     The Audit Committee hereby designates the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis, but not less frequently than quarterly, on the results of its monitoring. The Company's Chief Financial Officer will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to their attention or the attention of any member of the Company's management.

                                      Ex-B-3

                                   APPENDIX A

           PRE-APPROVED AUDIT, AUDIT-RELATED, TAX, AND OTHER SERVICES

Dated:  July 13, 2004

AUDIT SERVICES

SERVICE                                                       MAXIMUM FEES
------------------------------------------------------------  ------------
Services associated with SEC registration statements,
  periodic reports and other documents filed with the SEC or other documents issued in connection with securities
  offerings (e.g., comfort letters, consents), and
  assistance in responding to SEC comment letters...........    $10,000
Consultations by the Company's management as to the
  accounting or disclosure treatment of transactions or
  events and/or the actual or potential impact of final or
  proposed rules, standards or interpretations by the SEC,
  FASB, or other regulatory or standard setting bodies
  (Note: Under SEC rules, some consultations may be
  "audit-related" services rather than "audit" services)....    $10,000

AUDIT-RELATED SERVICES

SERVICE                                                       MAXIMUM FEES
------------------------------------------------------------  ------------
Due diligence services pertaining to potential business
  acquisitions/dispositions.................................    $ 25,000
Financial statement audits of employee benefit plans........    $ 12,000
Agreed-upon or expanded audit procedures related to
  accounting and/or billing records required to respond to
  or comply with financial, accounting or regulatory
  reporting matters.........................................    $ 10,000
Audits of opening balance sheets of acquired companies and
  accounting consultations as to the accounting or
  disclosure treatment of transactions and proposed
  transactions..............................................    $ 25,000
Services related to procedures used to support the
  calculation of the gain or loss from dispositions and
  discontinued operations...................................    $ 10,000
Audits of financial statements and transactions included in
  consolidated financial statements that are used by
  lenders, filed with government and regulatory bodies and
  similar reports...........................................    $  5,000
Services that result from the role of KPMG as independent
  auditor such as reviews of SEC filings, consents, letters
  to underwriters and other services related to financings
  that include audited financial statements.................    $ 25,000
Assist the Company with the review of the design of its
  internal control over financial reporting in connection
  with the Company's preparedness for Section 404 of
  Sarbanes-Oxley............................................    $100,000
Assist the Company with tax accounting related issues,
  including tax accounting for transactions and proposed
  transactions..............................................    $ 10,000
Assist the Company with responding to SEC comment letters or other inquiries by regulators related to financial
  accounting and disclosure matters.........................    $ 10,000
Preparation of accounting preferability letters for changes
  in accounting.............................................    $  5,000

                                      Ex-B-4

TAX SERVICES

SERVICE                                                       MAXIMUM FEES
------------------------------------------------------------  ------------
U.S. federal, state and local tax planning, advice, or
  compliance................................................    $20,000
Tax controversy services in connection with the examination
  of U.S. federal, state, local and non-U.S. tax returns
  through the administrative appellate level................    $10,000
Preparation and review of federal, state and local income,
  franchise and other tax returns...........................    $50,000

     The above tax services do not include tax services relating to transactions initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

                                      Ex-B-5

                                   EXHIBIT 1

                         PROHIBITED NON-AUDIT SERVICES

      1. Bookkeeping or other services related to the accounting records or financial statements of the audit client*

      2. Financial information systems design and implementation*

      3. Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

      4. Actuarial services*

      5. Internal audit outsourcing services*

      6. Management functions

      7. Human resources

      8. Broker-dealer, investment adviser or investment banking services

      9. Legal services

     10. Expert services unrelated to the audit

     In addition to the non-audit services specifically listed above, the SEC has articulated three general principles in connection with services provided by the independent auditor which, if violated, could impair the independence of the auditor. The independent auditor cannot: (1) function in the role of management;
(2) audit its own work; or (3) serve in an advocacy role for the Company.

*Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

                                      Ex-B-6

                                                                                                                   Please
                                                                                                                   Mark Here
                                                                                                                   for Address   | |
                                                                                                                   Change or
                                                                                                                   Comments

                                                                                                                   SEE REVERSE SIDE



                                                                                                       FOR    AGAINST    ABSTAIN
1.  Election of Two Directors for                              2.  Proposal to amend the TALX
    terms expiring in 2007.                                        Corporation Outside Directors'      | |      | |        | |
                                                                   Stock Option Plan and to
    Nominees: 01 Tony G. Holcombe and                              increase the number of shares
    02 Craig E. LaBarge                                            available for awards under the
                                                                   Plan.

                           WITHHOLD AUTHORITY
        FOR             to vote for all nominee(s)
   nominees listed               listed                                                                FOR    AGAINST    ABSTAIN
        | |                       | |                          3.  Proposal to ratify the
                                                                   appointment of KPMG LLP as          | |      | |        | |
                                                                   independent auditor of the
                                                                   Company for the 2005 fiscal
                                                                   year.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY            CONSENTING TO RECEIVE ALL FUTURE ANNUAL MEETING
INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S        MATERIALS AND SHAREHOLDER COMMUNICATIONS
NAME ON THE LIST ABOVE.)                                       ELECTRONICALLY IS SIMPLE AND FAST! Enroll today at
                                                               www.melloninvestor.com/ISD for secure online access
                                                               to your proxy materials, statements, tax documents
                                                               and other important shareholder correspondence.


                                                                       The undersigned hereby acknowledges receipt of the
                                                                       2004 Annual Report to Shareholders and the Notice
                                                                       of said Annual Meeting and accompanying Proxy
                                                                       Statement.


                                                                       Dated this __________ day of: _______________________, 2004



                                                                       Signature _________________________________________________



                                                                       Signature _________________________________________________


 STOCKHOLDERS ARE URGED TO COMPLETE, SIGN,                             Please sign exactly as name(s) appear on this proxy
DATE AND RETURN THIS PROXY IN THE ENVELOPE                             card. (If Stock is owned in joint names, both owners
   PROVIDED, WHICH REQUIRES NO POSTAGE IF                              must sign, or if owned by a corporation, partnership or
        MAILED IN THE UNITED STATES.                                   trust this Proxy must be signed by an authorized
                                                                       officer, partner or trustee.) If the address at left is
                                                                       incorrect, please write in the correct information.


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                                                     /\ FOLD AND DETACH HERE /\

                                                VOTE BY INTERNET OR TELEPHONE OR MAIL
                                                    24 HOURS A DAY, 7 DAYS A WEEK

                            INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME
                                                THE DAY PRIOR TO ANNUAL MEETING DAY.

               YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS
                                         IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.



               INTERNET                                      TELEPHONE                        MAIL
      HTTP://WWW.EPROXY.COM/TALX                          1-800-435-6710
                                         OR                                             OR    Mark, sign and date your proxy
  Use the Internet to vote your                 Use any touch-tone telephone to               card and return it in the enclosed
  proxy. Have your proxy card in                vote your proxy. Have your proxy              postage-paid envelope.
  hand when you access the web site.            card in hand when you call.

                                         IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                                            YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

------------------------------------------------------------------------------------------------------------------------------------

PROXY

                                TALX CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints William W. Canfield and Craig E. LaBarge, or either of them, with full powers of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of TALX CORPORATION (the "Company") to be held on Thursday, September 9, 2004, commencing at 2:00 p.m., St. Louis time, at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri, and at any and all postponements or adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned on July 8, 2004 as specified below and, in the discretion of any such person, on such other business as may properly come before the meeting and any postponements or adjournments thereof.

         THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL SAID NOMINEES AS DIRECTORS AND FOR PROPOSAL 2 AND PROPOSAL 3 AND, IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         Please sign as name appears hereon, date and return promptly in the enclosed envelope to: TALX Corporation, P.O. Box 3835, South Hackensack, NJ 07076-9535

             (Continued and to be signed and dated on reverse side)

--------------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                           /\ FOLD AND DETACH HERE /\

            YOU CAN NOW ACCESS YOUR TALX CORPORATION ACCOUNT ONLINE.

Access your TALX Corporation shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, Transfer Agent for TALX Corporation, now makes it easy and convenient to get current information on your shareholder account.

        o View account status               o View payment history for dividends
        o View certificate history          o Make address changes
        o View book-entry information       o Obtain a duplicate 1099 tax form
                                            o Establish/change your PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM

                       CALL 1-877-978-7778 BETWEEN 9AM-7PM
                           MONDAY-FRIDAY EASTERN TIME